Exhibit 15.3
[KPMG Letterhead]
Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549
June 30, 2011
Re: China GrenTech Corporation Limited
Dear Sirs
We were previously principal accountants for China GrenTech Corporation Limited (“the Company”) and, under the date of June 30, 2010, we reported on the consolidated balance sheets of China GrenTech Corporation Limited and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2008 and 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009. On July 9, 2010, we were dismissed.
We have read the Company’s statements included under item 16F of its December 31, 2010 annual report on Form 20-F, and we agree with such statements, except that we are not in a position to agree or disagree with the following Company’s statements that:
•	“On November 10, 2010, we announced the appointment of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, or PwC, as our independent registered public accounting firm for the fiscal year ended December 31, 2010.”

•	“PwC was appointed by us on August 10, 2010, and the appointment of PwC in replacement of KPMG was approved by our audit committee and was ratified by our shareholders at our annual general meeting of shareholders held on October 29, 2010.”

•	“During the years ended December 31, 2008 and 2009 and the subsequent interim period through August 10, 2010, neither our company nor anyone on our behalf has consulted with PwC with respect to either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s consolidated financial statements, and neither a written report nor oral advice was provided to the company that PwC concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement, as defined in Item 16F (a)(1)(iv) of Form 20-F and the related instructions to Item 16F, or a reportable event, as defined in Item 16F (a)(1)(v) of Form 20-F.”
Yours faithfully
/s/ KPMG
Hong Kong, China